EXHIBIT H

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                              EQUITY INCENTIVE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT made as of this 1st day of January, 1998, between QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (together with its Affiliated Corporations, except where the context otherwise requires, the "Company"), and Cannon Y. Harvey (the "Option Holder").

         1. GRANT OF OPTION. Pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the "Plan") and subject to the terms and conditions of this Agreement, the Company hereby grants to the Option Holder an option (the "Option") to purchase one hundred thousand (100,000) shares of the $0.01 par value common stock of the Company (the "Stock") at an exercise price per share of $60.00 (the "Option Price"). The Option grant shall be effective as of January 1, 1998 (the "Effective Date"). The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. REQUIREMENTS FOR EXERCISE; VESTING.

             (a) IN GENERAL. Except as otherwise provided herein, the Option shall become vested and exercisable in increments, if the Option Holder is still in the employ of the Company on the dates indicated in the following schedule:

                                                       Percentage of Option
                  Employment                         That Shall Become Vested
                 Vesting Date                      and Exercisable on Each Date
                 ------------                      ----------------------------

               December 1, 1998                                 20%
               December 1, 1999                                 20%
               December 1, 2000                                 20%
               December 1, 2001                                 20%
               December 1, 2002                                 20%

         Except as set forth in Section 5 hereof, the Option shall not be exercisable as to any shares of Stock as to which the vesting requirements of this Section 2 shall not be satisfied, regardless of the circumstances under which the Option Holder's employment by the Company shall be terminated. The number of shares of Stock as to which the Option may be exercised shall be cumulative, so that once the Option shall become vested and exercisable as to any shares of Stock it shall continue to be vested and exercisable as to such shares, until expiration or termination of the Option as provided in Section 6 hereof. If at any time the number of shares of Stock that are covered by the vested and exercisable portion of the Option includes a fractional share, the number of shares of Stock as to which the Option shall be actually vested and exercisable shall be rounded down to the next whole share of Stock.

             (b) ACCELERATED VESTING IN CERTAIN CIRCUMSTANCES. The Option Holder shall become 100% vested with respect to the entire Option, and the entire Option shall become exercisable, in the event of the Option Holder's death or Disability, or upon a Change in Control of the Company.

             (c) EMPLOYMENT RELATIONSHIP. For purposes of determining vesting and exercisability under this Section 2 and for purposes of Section 6, the Option Holder shall be treated as employed by the Company so long as he remains employed by any one or more of Anschutz Company, The Anschutz Corporation, or any other organization controlled by Philip F. Anschutz, irrespective of whether the entity by which the Option Holder is employed remains an "Affiliated Corporation" of the Company.

         3. METHOD FOR EXERCISING THE OPTION. The Option may be exercised only by delivery of written notice of exercise, together with payment of the Option Price as provided below, in person or through certified or registered mail, fax or overnight delivery to the Company at the following address: Qwest Communications International Inc., Attention: Chief Financial Officer, 555 Seventeenth Street, Suite 1000, Denver, Colorado 80202, or such other address as shall be furnished in writing to the Option Holder by the Company. Such written notice shall specify that the Option is being exercised, and the number of shares of Stock with respect to which the Option is exercised, and shall be accompanied by payment of the Option Price.

         The shares of Stock subject to this Option and this Option have been registered on a Form S-8 Registration Statement. Notwithstanding, the Company may require the Option Holder, as a condition of exercise of this Option, to give written assurance in substance and form satisfactory to the Company and its counsel to the effect that the Option Holder is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

         The purchase of such Stock shall take place at the address of the Company set forth above upon delivery of the notice of exercise, at which time the Option Price for the Stock shall be paid in full (i) by certified or cashier's check payable to the Company's order, or (ii) by wire transfer to such account as may be specified by the Company for this purpose, or (iii) by delivery to the Company of certificates representing the number of shares of Stock then owned by the Option Holder, the Fair Market Value of which equals the Option Price of the Stock to be purchased pursuant to the Option, properly endorsed for transfer to the Company; provided, however, that no Option may be exercised by delivery to the Company of certificates representing Stock, unless such Stock has been held by the Option Holder for more than six months, or (iv) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder required to pay the Option Price. For purposes of this Option, the Fair Market Value of any shares of Stock delivered in payment of the Option Price upon exercise of the Option shall be the Fair Market Value as of the exercise date; the exercise date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price.

         Upon such notice to the Company and payment of the Option Price, the exercise of the Option shall be deemed to be effective, and a properly executed certificate or certificates representing the Stock so purchased shall be issued by the Company and delivered to the Option Holder.

         4.       ADJUSTMENT OF THE OPTION.

                  (a) ADJUSTMENT BY STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time the Company increases or decreases the number of its outstanding shares of Stock, or changes in any way the rights and privileges of such shares, by means of the payment of a stock dividend or the making of any other distribution on such shares payable in Stock, or through a Stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Stock, the numbers, rights and privileges of the shares of Stock included in the Option shall be increased, decreased or changed in like manner as if such shares had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.

                  (b) OTHER DISTRIBUTIONS AND CHANGES IN THE STOCK. If the Company shall at any time distribute with respect to the Stock assets or securities of persons other than the Company (excluding cash or distributions referred to in subsection (a)) or grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or there shall be any other change (except as described in subsection (a)) in the kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its good faith discretion determine that the event equitably requires an adjustment in the number or kind of shares subject to an Option, an adjustment to the Option Price, or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Option Holder upon the exercise of the Option, then such adjustment shall be made, or other actions taken, by the Committee and shall be effective for all purposes of this Agreement.

                  (c) APPORTIONMENT OF OPTION PRICE. Upon any occurrence described in the preceding subsections (a) and (b), the aggregate Option Price for the shares of Stock then subject to the Option shall remain unchanged and shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other properties subject to the Option. Any fractional shares resulting from any of the foregoing adjustments shall be disregarded and eliminated from this Option.

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

         5. REORGANIZATION AND CHANGE IN CONTROL.

             (a) REORGANIZATION. Subject to the provisions of subsection 5(b), upon the occurrence of any of the following events, if the notice required by subsection 5(b) shall have first been given, the Option shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Board or the Company:
(i) the merger or consolidation of the Company with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of the Company (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Stock); or (ii) the sale or conveyance of the property of the Company as an entirety or substantially as an entirety (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company); or (iii) the dissolution or liquidation of the Company.

             (b) REQUIRED NOTICE. At least 30 days' prior written notice of any event described in subsection 5(a) shall be given by the Company to the Option Holder, unless in the case of the events described in clauses (i) or (ii) of subsection 5(a), the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the Option or the substitution of new options for the Option on terms comparable to the Option except that the Option Holder shall have the right thereafter to purchase the kind and amount of shares of stock or other securities or property or cash receivable upon such merger, consolidation, sale or conveyance by a holder of the number of shares of Stock that would have been receivable upon exercise of the Option immediately prior to such merger, consolidation, sale or conveyance (assuming such holder of Stock failed to exercise any rights of election and received per share the kind and amount received per share by a majority of the non-electing shares). Notwithstanding the provisions of this Section 5 to the contrary, the Company shall give the notice provided by this subsection 5(b) in the case of the events described in subsection 5(a)(i) or (ii) only if the consideration to be received by the stockholders of the Company upon such event consists solely of cash or non-equity securities. In the event of any other transaction described in subsection 5(a)(i) or (ii), the Company shall arrange for the substitution or assumption of the Option in accordance with the provisions of this subsection 5(b). The provisions of this Section 5 shall similarly apply to successive mergers, consolidations, sales or conveyances. Such notice shall be deemed to have been given when delivered personally to the Option Holder or when mailed to the Option Holder by registered or certified mail, postage prepaid, at the Option Holder's address last known to the Company.

             (c) ACCELERATION OF VESTING AND EXERCISABILITY. If the Option Holder is notified, in accordance with subsection 5(b), of a transaction described in subsection 5(a), the entire Option shall become 100% vested and exercisable, and he may exercise his Option at any time before the occurrence of the event requiring the giving of notice (but subject to occurrence of such event), regardless of whether all conditions of exercise relating to length of service or otherwise have been satisfied.

             (d) CHANGE IN CONTROL. The provisions of Section 5.4 of the Plan shall apply to the vesting and exercisability of the Option in the event of a "change in control" of the Company.

         6. EXPIRATION AND TERMINATION OF THE OPTION. The Option shall expire on the tenth anniversary of the Effective Date, (the period from the Effective Date to the expiration date is the "Option Period") or prior to such time as follows:

             (a) TERMINATION FOR CAUSE. If the employment of the Option Holder by the Company is terminated for "cause" within the Option Period, the entire Option, whether or not vested, shall become void, shall be forfeited and shall terminate immediately upon the termination of employment of the Option Holder. For this purpose, "cause" shall mean willful misconduct, a willful failure to perform the Option Holder's duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Option Holder's performance of his duties or is materially detrimental to the Company or such other cause as the Board in good faith reasonably determines provides cause for the discharge of the Option Holder.

             (b) TERMINATION FOR DISABILITY. If the Option Holder becomes Disabled, the Option may be exercised by the Option Holder within two years following the Option Holder's termination of services on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder's termination of services, including those that vest as a result of Disability pursuant to subsection 2(b).

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

                  (c) TERMINATION FOR DEATH. If the Option Holder dies during the Option Period while still employed by or performing services for the Company or within the two year period referred to in (b) above or the three month period referred to in (e) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within two years following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder's death, including those that vest as a result of death pursuant to subsection 2(b).

                  (d) TERMINATION FOR RETIREMENT. If the Option Holder "retires" (which for this purpose shall mean termination of employment with the Company on or after reaching the normal retirement age of 65) within the Option Period, the Option may be exercised by the Option Holder within two years following the Option Holder's termination of services on account of "retirement" (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder's "retirement."

                  (e) TERMINATION FOR OTHER REASONS. If the services of the Option Holder are terminated (which for this purpose means that the Option Holder is no longer employed by the Company or performing services for the Company) within the Option Period for any reason other than cause, Disability, death or "retirement", the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of termination of services.

                  (f) FORFEITURE OF UNEXERCISED OPTION IN CERTAIN CIRCUMSTANCES. Notwithstanding the foregoing provisions of this Section 6, if, at any time within the term of this Option, the Option Holder engages in any activity in competition with any activity of the Company, or inimicable, contrary, or harmful to the interests of the Company, including but not limited to: (A) conduct related to the Option Holder's employment for which either criminal or civil penalties against the Option Holder may be sought, (B) violation of Company policies, including, without limitation, the Company's insider trading policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, (D) disclosing or misusing any confidential information or material concerning the Company, or (E) participating in a hostile takeover attempt, then this Option shall become void, shall be forfeited and shall terminate effective the date on which the Option Holder enters into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan. The provisions of this subsection may be waived only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

         7. TRANSFERABILITY. Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Option may not be transferred except by will or pursuant to the laws of descent and distribution, and it shall be exercisable during the Option Holder's life only by him, or in the event of Disability or incapacity, by his guardian or legal representative, and after his death, only by those entitled to do so under his will or the applicable laws of descent and distribution. Except as specifically provided herein, upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege granted hereunder, or upon the levy of any attachment or similar process upon the rights and privileges herein conferred, the Option and the rights and privileges hereunder shall become immediately null and void.

         8. LIMITATION OF RIGHTS. The Option Holder or his successor shall have no rights as a stockholder with respect to the shares of Stock covered by this Option until the Option Holder or his successors become the holder of record of such shares.

         9. STOCK RESERVE. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, and the Company shall pay all original issue taxes (if any) on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

         10. WITHHOLDING. The issuance of Stock pursuant to the exercise of this Option shall be subject to the requirement that the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional income and other tax withholding applicable to the exercise of the Option.

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

         11. MISCELLANEOUS.

            (a) NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

                  (i) If to the Company, to Qwest Communications International Inc., Attention: Chief Financial Officer, 555 Seventeenth Street, Suite 1000, Denver, Colorado 80202, or at such other address as may have been furnished to the Option Holder in writing by the Company; or

                  (ii) If to the Option Holder, to the Option Holder at Qwest Communications International Inc., 555 17th Street, Suite 1000, Denver, Colorado 80202 or at other address as may have been furnished to the Company by the Option Holder.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

            (b) AMENDMENT. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Option Holder.

            (c) DEFINED TERMS. Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

            (d) COMPLIANCE WITH SECURITIES LAWS. This Agreement shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification.

            (e) CONSTRUCTION; SEVERABILITY. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

            (f) WAIVER. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

            (g) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

            (h) RIGHTS TO EMPLOYMENT. Nothing contained in this Agreement shall be construed as giving the Option Holder any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Option Holder with respect to the Stock and the Option.

            (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                              QWEST COMMUNICATIONS INTERNATIONAL INC.


                              By /s/ ROBERT S. WOODRUFF
                                 -----------------------------------------------


                              OPTION HOLDER


                              /s/ CANNON Y. HARVEY
                              -----------------------------------------------
                              Cannon Y. Harvey


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